Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information in this Registration Statement on Form N-1A (the "Registration Statement") of our report dated February 11, 2005, relating to the financial statements and financial highlights which appear in the December 31, 2004 Annual Report to Shareholders of the T. Rowe Price New Horizons Fund, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the prospectus and under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
April 25, 2005